Exhibit 99.1

FOR IMMEDIATE RELEASE

EnergySolutions Announces Second Quarter 2009 Results

SALT LAKE CITY, UT — (MARKET WIRE) - August 5, 2009 — EnergySolutions, Inc. (NYSE: ES), a leading provider of specialized, technology-based nuclear services to government and commercial customers, today announced financial results for the Company’s second quarter ended June 30, 2009.

Highlights

•                  GAAP EPS of $0.08 per share

•                  Net income attributable to EnergySolutions before non-cash impact of amortization of intangible assets of $12.5 million, or $0.14 per share

•                  EBITDA of $29.6 million

•                  Continued business wins and contract expansions

•                  Completed transition to an independent Board of Directors

•                  Strengthened balance sheet by paying down $30 million additional debt subsequent to June 30th

Second Quarter 2009 Results

Revenues for the second quarter of 2009 were $373.6 million, compared with $460.3 million in the second quarter of 2008. Gross profit for the second quarter of 2009 was $46.3 million, compared with $62.0 million for the second quarter of 2008. Selling, general and administrative expenses for the second quarter of 2009 were $30.3 million, compared with $30.0 million for the second quarter of 2008.

Net income attributable to EnergySolutions for the second quarter of 2009 was $7.3 million, or $0.08 per share, compared with $12.6 million, or $0.14 per share, for the second quarter of 2008. Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets for the second quarter of 2009 was $12.5 million, or $0.14 per share, compared with the second quarter of 2008 of $17.2 million, or $0.19 per share. EBITDA for the second quarter of 2009 was $29.6 million, compared with $42.7 million for the second quarter of 2008.

CEO Commentary

Commenting on the quarter, Steve Creamer, EnergySolutions CEO said, “Each of our segments continued to execute well during the quarter especially considering the overall economic climate.  Some of our commercial customers continue to delay sizable investments in waste remediation, removal and disposal. However, we expect most of this deferred work will eventually flow through EnergySolutions as the economy strengthens, stimulus capital is injected into the economy, and confidence improves.”

“We are focused on generating business with new customers as well as expanding opportunities with our base customers. As recent contract wins affirm, EnergySolutions remains well positioned to compete on future bids. We anticipate a gradual rebound in commercial business activity beginning later this year and continuing into 2010. In the meantime, we are working closely with our federal customers to expedite receipt and deployment of economic stimulus capital.  We are managing our business carefully to keep our operating expenses in line with our near-term revenue opportunities,” Mr. Creamer concluded.

Business Segments — Second Quarter 2009

The results of the Company’s four business segments, on a GAAP basis, are presented in Table 5 in the accompanying financial tables.

Federal Services

Federal Services revenues for the second quarter of 2009 were $74.7 million, compared with $73.1 million in the second quarter of 2008.  Revenues increased $1.6 million as the Moab Atlas mill tailings project ramped up to a higher level of operations. Some of this revenue increase was offset by decreased revenue at one of our consolidated joint ventures as a result of substantial completion of the construction phase of the project.

Income from operations for the second quarter of 2009 was $4.6 million, compared with $6.3 million for the second quarter of 2008. Operating margin was 6.2% for the second quarter of 2009, compared to 8.6% for the second quarter of 2008. Operating income and margin declined primarily due to increased activity on lower margin contracts and decreased activity on higher margin projects including the Savannah River and Hanford sites.

Commercial Services

Commercial Services revenues for the second quarter of 2009 were $23.1 million, compared with $26.2 million for the second quarter of 2008. Income from operations for the second quarter of 2009 was $3.8 million, compared with $6.2 million in the second quarter of 2008. Operating margin was 16.4% for the second quarter of 2009, compared to 23.8% for the second quarter of 2008.

This decrease was attributable to lower revenues and gross profit in our spent fuel operations due to the closure of the Barnwell disposal site to customers outside the Atlantic Compact states in July 2008.  Additionally, the December 2008 completion of a major engineering and technology project, as well as continued delays in industrial customer awards contributed to this segment’s lower results. These decreases were partially offset by increased revenues and gross profit in our large components operations due to the substantial work completed on our Duke McGuire project.

Logistics, Processing and Disposal

Logistics, Processing and Disposal revenues for the second quarter of 2009 were $61.6 million, compared to $63.0 million in the second quarter of 2008. Revenues related to transportation services decreased due to reduced shipping.  This was offset in part by increased revenues at the Clive, Utah facility partly due to large component disposal from the Duke McGuire project.

Income from operations for the second quarter of 2009 was $23.6 million, compared with $23.5 million for the second quarter of 2008. Operating margin was 38.4% for the second quarter of 2009, compared to 37.3% for the second quarter of 2008.

International

Prior to the effects of fluctuations in foreign currency exchange rates, International revenues for the second quarter of 2009 decreased by $19.5 million, compared with the second quarter of 2008, primarily due to a lower reimbursable contract cost base of our Magnox contracts.  International revenues were also negatively impacted by $64.3 million due to foreign currency fluctuations. As a result, on a GAAP basis, International revenues for the second quarter of 2009 were $214.1 million, compared to $298.0 million for the second quarter of 2008.

Income from operations for the second quarter of 2009 was $1.1 million, compared with $13.8 million for the second quarter of 2008. Operating margin was 0.5% for the second quarter of 2009, compared to 4.6% for the second quarter of 2008. The decline in operating income and margin was primarily due to lower efficiency fees recognized from the Company’s Magnox contracts as well as foreign currency fluctuations.

Liquidity and Capital Resources

As of June 30, 2009, EnergySolutions had $49.9 million in cash, up from $30.9 million at March 31, 2009, and $63.1 million of availability under its $75 million revolving line of credit, up from $60.1 million at March 31, 2009. The Company paid down $1.7 million of debt during the second quarter and an additional $30 million of debt subsequent to the quarter end.

Second Quarter Highlights

New Business Wins

EnergySolutions continued to make progress in the second quarter and announced a number of important new wins and increased funding on existing projects ranging from a $19.2 million contract from URS Corporation to clean up a U.S. Department of Energy (DOE) Separation Process Research Unit test facility in upstate New York, to the $84 million increased funding for the Moab Atlas mill tailings project.

Further, contracts awarded by URS-led Savannah River Remediation, LLC will provide funding of up to $56 million to clean up the DOE’s Savannah River Site, while a recent contract from Battelle Energy Alliance (BEA) to manage waste produced by BEA’s laboratory operations at the Idaho National Laboratory site is scheduled to commence shortly and is valued at $19 million.

Additionally, last week the Company announced it has been awarded two subcontracts at the Hanford Site Waste Treatment Plant for the support of waste mix testing which, in aggregate, are valued at more than $15 million.

These contracts reflect continued strength in our government work and a corresponding demand for EnergySolutions services.

Strengthened, Independent Board of Directors

To meet the highest standards of corporate governance, EnergySolutions recently announced changes to its Board of Directors so that a majority of its Board members are independent as defined by the NYSE. Its two recently appointed new members of the Board are Clare Spottiswoode, from the United Kingdom, and Dr. Pascal Colombani from France. Both are highly respected experts in their fields of energy regulation, economics and technology.  They bring extensive contacts and invaluable strategic expertise to the Company.

Outlook for 2009

Given mid-year visibility on 2009, and delays in the realization of disposal revenue from Department of Energy stimulus funds, EnergySolutions’ revised 2009 EBITDA guidance is $155 million to $165 million.  Previous 2009 GAAP EPS guidance of $0.50 to $0.60 per share and cash EPS (which includes the non-cash impact of amortization on intangible assets) of $0.70 to $0.80 per share remains unchanged.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (a) deteriorating economic conditions globally, including the current financial crisis and decreased credit availability for our customers, (b) the weakening of the pound sterling and the related currency translation impact on our business if the currency continues at present levels or continues to weaken, (c) adverse public reaction that could lead to increased regulation or limitations on our activities, (d) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and U.K., (e) decisions by our customers to reduce or halt their spending on nuclear services, (f) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, (g) the adverse impact of the current financial conditions on the value of decommissioning trust funds, and (h) continued competitive pressures in our markets. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2008 and its most recent quarterly report on Form 10-Q for the quarter ended March 31, 2009. The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call Details

The EnergySolutions 2009 second quarter teleconference and webcast are scheduled to begin at 10:00 a.m. EDT, on Thursday, August 6, 2009.

Hosting the call will be Steve Creamer, Chairman and Chief Executive Officer, and Philip Strawbridge, Chief Financial Officer.

To participate in the event by telephone, please dial (866) 825-3209 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 98446429. International callers should dial (617) 213-8061 and enter the same passcode.

A replay of the call will be available on Thursday, August 6, at 1:00 p.m. EDT through Thursday, August 13, 2009, at 2:00 pm EDT. To access the replay, dial (888) 286-8010 and enter passcode 63069344. International callers should dial (617) 801-6888 and enter the same passcode.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the company’s web site at www.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. To listen to the live call, please visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the event will be archived on EnergySolutions’ web site for 90 days.

About EnergySolutions, Inc.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

For more information, please contact:

John Rasmussen

EnergySolutions, Inc.

(801) 649-2000

jarasmussen@energysolutions.com

-Financial Tables to follow-

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Revenues	$373,585	$460,345	$810,694	$962,098
Cost of revenues	327,257	398,375	713,768	826,595

Gross profit	46,328	61,970	96,926	135,503

Selling, general and administrative expenses	30,320	30,025	61,099	58,287

Income from operations	16,008	31,945	35,827	77,216

Interest expense	(7,465)	(11,934)	(15,421)	(24,472)
Other income (expenses), net	1,494	242	2,227	(1,819)

Income before income taxes and noncontrolling interests	10,037	20,253	22,633	50,925

Income tax expense	(2,351)	(7,153)	(6,625)	(18,337)

Net income	7,686	13,100	16,008	32,588

Less: Net income attributable to noncontrolling interests	(356)	(505)	(551)	(700)

Net income attributable to EnergySolutions	$7,330	$12,595	$15,457	$31,888

Net income attributable to EnergySolutions per share:
Basic	$0.08	$0.14	$0.18	$0.36
Diluted	$0.08	$0.14	$0.17	$0.36

Number of shares used in per share calculations:
Basic	88,305,674	88,303,500	88,305,674	88,303,500
Diluted	88,493,274	88,310,022	88,328,023	88,310,022

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$49,889	$48,448
Accounts receivable, net of allowance for doubtful accounts	322,088	213,037
Other current assets	119,094	129,772
Total current assets	491,071	391,257

Property, plant & equipment, net	112,826	114,021
Goodwill	528,254	528,254
Other intangible assets,net	343,566	357,100
Other noncurrent assets	192,608	160,080

Total assets	$1,668,325	$1,550,712

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$8,831	$2,954
Accounts payable	121,172	89,513
Accrued expenses and other current liabilities	224,367	177,439
Other current liabilities	22,226	28,801
Total current liabilities	376,596	298,707

Long-term debt, less current portion	546,182	563,803
Other noncurrent liabilities	256,916	219,383

Total liabilities	1,179,694	1,081,893

EnergySolutions stockholders’ equity	487,512	467,786
Noncontrolling interests	1,119	1,033

Total equity	488,631	468,819

Total liabilities and equity	$1,668,325	$1,550,712

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	For the Six Months Ended June 30,
	2009	2008

Cash Provided by Operating Activities	$24,514	$46,431

Investing Activities
Purchases of property, plant and equipment	(8,226)	(5,680)
Purchases of intangible assets	(372)	—
Proceeds from sale of property, plant and equipment	—	27
Cash Used in Investing Activities	(8,598)	(5,653)

Financing Activities
Repayments of long-term debt	(11,744)	(30,000)
Dividends to stockholders	(4,415)	(4,415)
Other items	(1,166)	(1,134)
Cash Used in Financing Activities	(17,325)	(35,549)

Effect of Exchange Rate on Cash	2,850	647

Increase (Decrease) in Cash and Cash Equivalents	$1,441	$5,876

Amortization of Intangible Assets	$13,907	$14,378
Depreciation	$9,688	$9,057

ENERGYSOLUTIONS, INC.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO ENERGYSOLUTIONS TO

EBITDA AND TO NET INCOME ATTRIBUTABLE TO ENERGYSOLUTIONS BEFORE

THE IMPACT OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Reconciliation of net income attributable to EnergySolutions to EBITDA:
Net income attributable to EnergySolutions	$7,330	$12,595	$15,457	$31,888
Interest expense	7,465	11,934	15,421	24,472
Interest rate swap loss (gain)	559	(629)	1,200	2,213
Income tax expense	2,351	7,153	6,625	18,337
Depreciation expense	4,991	4,436	9,688	9,057
Amortization of intangible assets	6,953	7,181	13,907	14,378
EBITDA	$29,649	$42,670	$62,298	$100,345

Reconciliation of net income attributable to EnergySolutions to net income attributable to EnergySolutions before the impact of amortization of intangible assets:
Net income attributable to EnergySolutions	$7,330	$12,595	$15,457	$31,888
Amortization of intangible assets	6,953	7,181	13,907	14,378
Income tax expense related to amortization of intangible assets	(1,775)	(2,608)	(4,172)	(5,249)
Net income attributable to EnergySolutions before the impact of amortization of intangible assets	$12,508	$17,168	$25,192	$41,017

Net income attributable to EnergySolutions before the impact of amortization of intangible assets per share:
Basic	$0.14	$0.19	$0.29	$0.46
Diluted	$0.14	$0.19	$0.29	$0.46

Number of shares used in per share calculations:
Basic	88,305,674	88,303,500	88,305,674	88,303,500
Diluted	88,493,274	88,310,022	88,328,023	88,310,022

The Company defines EBITDA as earnings before interest expense, income taxes, depreciation and amortization. The Company uses EBITDA to facilitate a comparison of its operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting its business than GAAP measures alone. EBITDA assists management in comparing its operating performance on a consistent basis because it removes the impact of its capital structure (primarily interest charges), asset base (primarily depreciation and amortization) and items outside the control of its management team (taxes) from its results of operations. EBITDA should not be considered as a substitute for net income attributable to EnergySolutions or income from operations, as determined in accordance with GAAP. EBITDA is not defined by GAAP, and you should not consider it in isolation or as a substitute  for analyzing the Company’s results as reported under GAAP.

The Company defines net income attributable to EnergySolutions before the impact of amortization of intangible assets as net income attributable to EnergySolutions plus amortization expense of intangible assets, net of the related income tax expense of these items. Net income attributable to EnergySolutions before the impact of amortization of intangible assets and net income attributable to EnergySolutions before the impact of amortization of intangible assets per share are not computed in accordance with GAAP. These non-GAAP measures may be useful to investors seeking to compare the operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. Net income attributable to EnergySolutions before the impact of amortization of intangible assets and net income attributable to EnergySolutions before the impact of amortization of intangible assets per share should not be considered as a substitute for net income attributable to EnergySolutions or net income attributable to EnergySolutions per share, as determined in accordance with GAAP. Net income attributable to EnergySolutions before the impact of amortization of intangible assets and net income attributable to EnergySolutions before the impact of amortization of intangible assets per share are not defined by GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended June 30,				For the Six Months Ended June 30,
	2009		2008		2009		2008

Revenues
Federal Services	$74,721		$73,124		$140,802		$117,711
Commercial Services	23,106		26,225		44,830		56,820
LP&D	61,614		63,044		107,618		117,159
International	214,144		297,952		517,444		670,408
Total Revenues	$373,585		$460,345		$810,694		$962,098

Gross Profit and Margin
Federal Services	$8,052	10.8%	$9,106	12.5%	$17,021	12.1%	$17,222	14.6%
Commercial Services	5,644	24.4%	7,985	30.4%	10,590	23.6%	19,565	34.4%
LP&D	25,812	41.9%	26,093	41.4%	39,798	37.0%	45,671	39.0%
International Operations	6,820	3.2%	18,786	6.3%	29,517	5.7%	53,045	7.9%
Total Gross Profit	$46,328	12.4%	$61,970	13.5%	$96,926	12.0%	$135,503	14.1%

Income from Operations and Margin
Federal Services	$4,649	6.2%	$6,270	8.6%	$10,265	7.3%	$12,618	10.7%
Commercial Services	3,782	16.4%	6,230	23.8%	6,960	15.5%	15,874	27.9%
LP&D	23,640	38.4%	23,528	37.3%	35,403	32.9%	40,421	34.5%
International	1,133	0.5%	13,823	4.6%	19,641	3.8%	43,928	6.6%
Total Income from Operations before corporate unallocated items	33,204	8.9%	49,851	10.8%	72,269	8.9%	112,841	11.7%
Corporate unallocated items	(17,196)		(17,906)		(36,442)		(35,625)
Total Income from Operations	$16,008		$31,945		$35,827		$77,216